SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. ) *

ZION OIL & GAS INC

(Name of Issuer)

Common Stock

(Title of Class of Securities)

989696109

(CUSIP Number)

December 29, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Carlton Cody

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

8,333

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

108,333

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

108,333

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.3%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Varon Family Limited Partnership

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

125,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

125,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.5%

12. TYPE OF REPORTING PERSON*

OO

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Bonnie Jean Whiteneck

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

600

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

15,600

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,600

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Don G. Whiteneck

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

600

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

15,600

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,600

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Charles S. Kaliszewski

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

10,500

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Billy Traylor

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

18,200

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Paula Batterton

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

2,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

15,450

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Candace S. Stringer

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

13,200

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Connie Nichter

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

13,200

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Hal Lindsey

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

50,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Roy H. Cody

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

100,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Margaret R. Johnston

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

7,332

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,332

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Carl R. Johnston

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

7,332

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,332

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Paula Harness

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

250

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

250

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffery Scott Johnston

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

500

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Matthew Carl Johnston

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

500

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael B. Massey

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

17,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Melody S. Massey

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

17,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Christian Michel Fenet

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

France

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

15,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Ralph DeVore

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

SOLE VOTING POWER

674,480 (1)

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

218,016 (2)

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

724,480 (1) (2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.0% (1) (2)

12. TYPE OF REPORTING PERSON*

IN

(1) Includes 506,464 shares of Issuer held by other reporting persons hereunder subject to a voting agreement with Mr. DeVore. Such other reporting persons have the power to receive and the power to direct the proceeds of dividends or the sale of such securities.

(2) Includes 50,000 shares of Issuer held by Mr. DeVore which are subject to a voting agreement with John Brown. Issuer has informed Mr. DeVore that Mr. Brown and other reporting persons who may be deemed to constitute a "group" with one another for purposes of the voting agreement with Mr. Brown are filing a separate Schedule 13G.

CUSIP No. 989696109

---------------------

Item 1(a). Name of Issuer:

ZION OIL & GAS INC.

--------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

6510 Abrams Road,

Suite 300

Dallas, TX 75231

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Item 2(a). Name of Person Filing:

See cover page for respective reporting person

--------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence:

See Exhibit B

--------------------------------------------------------------------

Item 2(c). Citizenship:

See cover page for respective reporting person

--------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

Common Stock

--------------------------------------------------------------------

Item 2(e). CUSIP Number:

989696109

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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)

or (c), Check Whether the Person Filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

See cover page for respective reporting person

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

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Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Ralph DeVore may be deemed to beneficially own 506,464 shares held by other persons subject to a voting agreement. Such persons have the power to receive and the power to direct the proceeds of dividends or the sale of such securities.

-----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

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Item 8. Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See Exhibit C

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Item 9. Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

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Item 10. Certifications.

N/A

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Kyle Spelman AIF for Carlton Cody

Carlton Cody

Varon Family Limited Partnership

By:/s/ Kyle Spelman AIF for Jacob Varon

Jacob Varon, General Partner

/s/ Kyle Spelman AIF for Bonnie Jean Whiteneck

Bonnie Jean Whiteneck

/s/ Kyle Spelman AIF for Don G. Whiteneck

Don G. Whiteneck

/s/ Kyle Spelman AIF for Charles S. Kaliszewski

Charles S. Kaliszewski

/s/ Kyle Spelman AIF for Billy Traylor

Billy Traylor

/s/ Kyle Spelman AIF for Paula Batterton

Paula Batterton

/s/ Kyle Spelman AIF for Candace S. Stringer

Candace S. Stringer

/s/ Kyle Spelman AIF for Connie Nichter

Connie Nichter

/s/ Kyle Spelman AIF for Hal Lindsey

Hal Lindsey

/s/ Kyle Spelman AIF for Roy H. Cody

Roy H. Cody

/s/ Kyle Spelman AIF for Margaret R. Johnston

Margaret R. Johnston

/s/ Kyle Spelman AIF for Carl R. Johnston

Carl R. Johnston

/s/ Kyle Spelman AIF for Paula Harness

Paula Harness

/s/ Kyle Spelman AIF for Jeffrey Scott Johnston

Jeffrey Scott Johnston

/s/ Kyle Spelman AIF for Matthew Carl Johnston

Matthew Carl Johnston

/s/ Kyle Spelman AIF for Michael B. Massey

Michael B. Massey

/s/ Kyle Spelman AIF for Melody S. Massey

Melody S. Massey

/s/ Kyle Spelman AIF for Christian Michel Fenet

Christian Michel Fenet

/s/ Kyle Spelman AIF for Ralph DeVore

Ralph DeVore

Exhibit A

Agreement

The undersigned agree that this Schedule 13G, all further amendments thereto, and any Schedule 13D (and all amendments thereto), required to be filed by reporting persons hereunder relating to the Common Stock of ZION OIL & GAS INC. shall be filed on behalf of the undersigned.

/s/ Kyle Spelman AIF for Carlton Cody

Carlton Cody

Varon Family Limited Partnership

By:/s/ Kyle Spelman AIF for Jacob Varon

Jacob Varon, General Partner

/s/ Kyle Spelman AIF for Bonnie Jean Whiteneck

Bonnie Jean Whiteneck

/s/ Kyle Spelman AIF for Don G. Whiteneck

Don G. Whiteneck

/s/ Kyle Spelman AIF for Charles S. Kaliszewski

Charles S. Kaliszewski

/s/ Kyle Spelman AIF for Billy Traylor

Billy Traylor

/s/ Kyle Spelman AIF for Paula Batterton

Paula Batterton

/s/ Kyle Spelman AIF for Candace S. Stringer

Candace S. Stringer

/s/ Kyle Spelman AIF for Connie Nichter

Connie Nichter

/s/ Kyle Spelman AIF for Hal Lindsey

Hal Lindsey

/s/ Kyle Spelman AIF for Roy H. Cody

Roy H. Cody

/s/ Kyle Spelman AIF for Margaret R. Johnston

Margaret R. Johnston

/s/ Kyle Spelman AIF for Carl R. Johnston

Carl R. Johnston

/s/ Kyle Spelman AIF for Paula Harness

Paula Harness

/s/ Kyle Spelman AIF for Jeffrey Scott Johnston

Jeffrey Scott Johnston

/s/ Kyle Spelman AIF for Matthew Carl Johnston

Matthew Carl Johnston

/s/ Kyle Spelman AIF for Michael B. Massey

Michael B. Massey

/s/ Kyle Spelman AIF for Melody S. Massey

Melody S. Massey

/s/ Kyle Spelman AIF for Christian Michel Fenet

Christian Michel Fenet

/s/ Kyle Spelman AIF for Ralph DeVore

Ralph DeVore

Exhibit B

Carlton Cody

8015 Sonata Court

Houston, TX 77008

Varon Family Limited Partnership

5835 Shady River

Houston, TX 77057

Bonnie Jean Whiteneck

RR2 Box 143

Ringwood, OK 73768

Don G. Whiteneck

RR2 Box 143

Ringwood, OK 73768

Charles S. Kaliszewski

7311 Kite Hill Drive

Houston, TX 77041

Billy Traylor

5106 Pleasure Lake Drive

Willis, TX 77318

Paula Batterton

621 W. 19th Street

Houston, TX 77008

Candace S. Stringer

6301 Honolulu Ave, Unit 70

Tujunga, CA 91042

Connie Nichter

19107 Summer Anne Drive

Humble, TX 77346

Hal Lindsey

73182 Loma Vista Lane

Palm Desert, CA 92260

Roy H. Cody

9134 Brahms

Houston, TX 77040

Margaret R. Johnston

13838 Pickford Knolls Drive

Houston, TX 77041

Carl R. Johnston

13838 Pickford Knolls Drive

Houston, TX 77041

Paula Harness

821 Schrade Trail

Mesquite, TX 75181

Jeffery Scott Johnston

13838 Pickford Knolls Drive

Houston, TX 77041

Matthew Carl Johnston

13838 Pickford Knolls Drive

Houston, TX 77041

Michael B. Massey

516 S. Post Oak Lane, #19

Houston, TX 77056

Melody S. Massey

516 S. Post Oak Lane, #19

Houston, TX 77056

Christian Michel Fenet

6 Avenue Du Pavillon Sully

78230 Le Pecq, France

Ralph DeVore

13838 Pickford Knolls Drive

Houston, TX 77041

Exhibit C

Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. In addition, Ralph DeVore who may be deemed a group member with the other reporting persons hereunder beneficially owns an aggregate of 724,480 shares, 506,464 of these shares pursuant to a voting agreement with the reporting persons hereunder and 50,000 shares of which are subject to a voting agreement with John Brown. Issuer has informed Mr. DeVore that Mr. Brown and other reporting persons who may be deemed to constitute a "group" with one another for purposes of the voting agreement with Mr. Brown are filing a separate Schedule 13G.